Herman Miller Reports Strong Order Growth in the Second Quarter of FY2013
Webcast to be held Thursday, December 20, 2012, at 9:30 AM EST

Release	Immediate
Date	December 19, 2012
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its second quarter ended December 1, 2012. The company reported net sales in the quarter of $441.8 million; a decrease of 0.9% from the same quarter last fiscal year. New orders in the second quarter of $475.8 million were 8.1% higher than the prior year. Sequentially, net sales in the quarter decreased 1.8% from the first quarter of this fiscal year, while orders were up 5.3% over the same period.

Herman Miller reported second quarter diluted earnings per share of $0.14. This compares to $0.41 per share in the same period of fiscal 2012. The company's earnings this quarter were reduced by non-cash charges associated with the strategy to terminate its domestic defined benefit pension plans and expenses associated with previously announced restructuring actions. Excluding the impact of these items, adjusted diluted earnings per share in the second quarter of fiscal 2013 were $0.35.
Brian Walker, Chief Executive Officer, stated, “While the quarter's sales came in below our expectations, we see progress and momentum in our strategy, evidenced by solid growth in consolidated orders and backlog. A combination of factors contributed to lower than anticipated sales in the quarter, including long-leadtime orders, disruption caused by the East Coast storm, and further weakening of demand in Europe. However, we're encouraged by the increased order activity reported by each of our segments and by the particular strength of our key growth initiatives.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Six Months Ended
	12/1/2012	12/3/2011	% Chg.	12/1/12 (26 wks)	12/3/11 (27 wks)	% Chg.
Net Sales	$441.8	$445.6	(0.9)	$891.5	$903.7	(1.4)
Gross Margin %	33.6%	34.1%	N/A	33.4%	33.9%	N/A
Operating Expenses	$130.3	$111.4	17.0	$245.2	$223.9	9.5
Restructuring Expenses	$0.7	—	N/A	$1.2	—	N/A
Operating Earnings %	4.0%	9.1%	N/A	5.8%	9.1%	N/A
Adj. Operating Earnings %*	8.4%	N/A	N/A	8.4%	N/A	N/A
Net Earnings	$8.4	$23.7	(64.6)	$28.3	$48.3	(41.4)
Earnings per share-diluted	$0.14	$0.41	(65.9)	$0.48	$0.83	(42.2)
Adj. Earnings per share-diluted*	$0.35	N/A	N/A	$0.73	N/A	N/A
Orders	$475.8	$440.0	8.1	$927.8	$921.4	0.7
Backlog	$314.2	$280.8	11.9
*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Second Quarter Fiscal 2013 Financial Results

Sales within Herman Miller's North American reportable segment of $304.7 million were down 5.3% from the prior year. New orders in the second quarter totaled $328.7 million, reflecting an increase of 7.3% from the same period last fiscal year. On a sequential basis, sales in the North American reportable segment decreased 4.9% from the first quarter of this fiscal year, while orders improved 7.0% over the same period.

The non-North American reportable segment reported net sales of $92.8 million for the quarter. This represents a 6.1% increase from the year ago period. The revenue growth was driven by the acquisition of POSH Office Systems, Ltd., which the company acquired in April of this year, partially offset by lower sales in Europe compared to the second quarter of fiscal 2012. Profitability in this segment was negatively impacted in the quarter by a loss of leverage resulting from the organic sales decrease and costs associated with the integration of POSH. New orders in the quarter of $100.7 million were up 9.3% on a year-over-year basis. Sequentially, segment sales decreased 1.9% while orders were up 1.8% from the first quarter.

The Specialty and Consumer segment posted net sales in the second quarter of $44.3 million; a 21.7% improvement over the same quarter last fiscal year. Segment orders were up 11.3% on a year-over-year basis. Relative to the first quarter of fiscal 2013, sales increased 27.3% and orders were up 1.3%.

As previously announced, Herman Miller is moving toward the formal termination of its U.S. defined benefit pension plans in favor of a new defined contribution retirement program. The company's results in the second quarter include expenses associated with this transition as well as non-cash, pre-tax expenses of $18.8 million relating to the “legacy” defined benefit pension plans which are frozen and scheduled for future termination. Approximately $18 million of the legacy expenses recognized in the quarter are recorded within Operating Expenses, with the balance included in Cost of Sales. For segment reporting purposes, $17.6 million of these legacy expenses are reflected in the company's North American Furniture Solutions business segment. The remaining portion is included in the Specialty & Consumer segment.

Herman Miller's consolidated gross margin in the second quarter was 33.6%. Excluding legacy pension expenses, gross margin in the quarter was 33.8%. This was below the company's expectations coming into the period due primarily to lower than anticipated net sales. Relative to the second quarter of last fiscal year, gross margin decreased approximately 50 basis-points due to the legacy pension impact and changes in product and channel mix.
Operating expenses in the second quarter were $130.3 million compared to $111.4 million in the same quarter last fiscal year. Excluding the impact of legacy pension costs, operating expenses in the second quarter of fiscal 2013 increased approximately $0.9 million over the prior year level.
Greg Bylsma, Chief Financial Officer, stated, “We were very pleased with the strength and consistency of orders in the second quarter. However, a combination of timing factors contributed to lower than expected net sales and a related loss of leverage at the gross margin level. In response, our teams did a good job managing operating expenses in line with lower revenue. We are pleased to begin the second half of the fiscal year with an order backlog 12% above last year's amount.”

Herman Miller's effective income tax rate in the second quarter was 34.9% compared to 33.4% in the same quarter last fiscal year. The rate increase in the current quarter relates primarily to differences in the mix of earnings across the company's domestic and international entities.
The company ended the second quarter with total cash of $185.7 million; an increase of $1.4 million from the beginning of the quarter. Cash flow generated from operations in the quarter was $18.6 million. This compares to a $0.4 million use of cash in operations during the second quarter of last fiscal year.

Mr. Bylsma continued, “Given the potentially negative impact on our shareholders from pending changes in federal income tax rates on dividends, we are moving the payment date of our upcoming shareholder dividend from January 15, 2013 to December 27, 2012.”

Looking forward, Herman Miller expects net sales in the third quarter of fiscal 2013 to be in the range of $430 million to $450 million. This would represent an increase of between 7.5% and 12.5% from the third quarter of fiscal 2012. Diluted earnings per share in the period are expected to range between $0.22 and $0.26. This earnings guidance includes the impact of additional legacy pension expenses, which are expected to total approximately $5 million, before tax, in the third quarter. Excluding the impact of legacy pension, adjusted earnings per share in the quarter are expected to range between $0.27 and $0.31.
Mr. Walker concluded, “We are very pleased with the efforts and accomplishments of our employee-owners. Despite a sluggish economic climate, they have continued to drive order momentum, implement our strategic initiatives, and do a very good job of managing costs. While we are concerned about the short to mid-term impact of the fiscal issues facing the United States, we remain focused on executing our long-term strategic plan and doing what is right for our customers, employee-owners and shareholders.”

The company announced a live webcast to discuss the results of the second quarter of fiscal 2013 on Thursday, December 20, 2012, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information

The table below summarizes select financial information, for the periods indicated, related to each of the company's reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(in millions)	Three Months Ended		Six Months Ended
	12/1/2012	12/3/2011	12/1/12 (26 wks)	12/3/11 (27 wks)
Net Sales:
North American Furniture Solutions	$304.7	$321.7	$625.0	$652.2
Non-North American Furniture Solutions	92.8	87.5	187.4	172.4
Specialty and Consumer	44.3	36.4	79.1	79.1
Corporate	—	—	—	—
Total	$441.8	$445.6	$891.5	$903.7

Operating Earnings (Loss):
North American Furniture Solutions	$9.7	$28.5	$36.6	$56.8
Non-North American Furniture Solutions	4.6	8.8	10.1	18.4
Specialty and Consumer	3.9	3.6	6.3	7.8
Corporate	(0.7)	(0.2)	(1.2)	(0.5)
Total	$17.5	$40.7	$51.8	$82.5

(in millions)	Three Months Ended		Six Months Ended
Operating Earnings (Loss) - Excluding Legacy Pension Expenses:	12/1/2012	12/3/2011	12/1/12 (26 wks)	12/3/11 (27 wks)
North American Furniture Solutions (1)	$27.3	$28.5	$57.3	$56.8
Non-North American Furniture Solutions	4.6	8.8	10.1	18.4
Specialty and Consumer (2)	5.1	3.6	7.5	7.8
Corporate	(0.7)	(0.2)	(1.2)	(0.5)
Total	$36.3	$40.7	$73.7	$82.5

(1)	Excludes $17.6 million and $20.7 million of pre-tax legacy pension expenses in the three and six-month periods of fiscal 2013, respectively.

(2)	Excludes $1.2 million of pre-tax legacy pension expenses in the three and six-month periods of fiscal 2013, respectively.

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and transition-related expenses, including non-cash amortization and settlement expenses relating to defined benefit pension plans that we intend to terminate. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended 12/1/12	Six Months Ended 12/1/12
Earnings per Share - Diluted	$0.14	$0.48
Add: Restructuring Expenses	0.01	0.02
Add: Legacy Pension Expenses	0.20	0.23
Adjusted Earnings per Share - Diluted	$0.35	$0.73

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(in millions)
	Three Months Ended 12/1/12	Six Months Ended 12/1/12
Operating Earnings	$17.5	$51.8
Add: Restructuring Expenses	0.7	1.2
Add: Legacy Pension Expenses	18.8	21.9
Adjusted Operating Earnings	$37.0	$74.9

The following provides a reconciliation of Earnings per Share guidance provided by Herman Miller for the third quarter of fiscal 2013. The table below reconciles the expected range of Earnings per Share to Adjusted Earnings per Share for the period.

	Q3 Earnings Guidance
	Low	High
Earnings per Share - Diluted	$0.22	$0.26
Add: Legacy Pension Expenses	0.05	0.05
Adjusted Earnings per Share - Diluted	$0.27	$0.31

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.7 billion in revenue in fiscal 2012. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. A past recipient of the Smithsonian Institution's Cooper-Hewitt "National Design Award,” in 2011, Herman Miller again received the Human Rights Campaign Foundation's top rating in its annual Corporate Equality Index and was also named, for the eighth consecutive year, to the Dow Jones Sustainability World Index. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension amortization and settlement expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended December 1, 2012, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	December 1, 2012		December 3, 2011
Net Sales	$441.8	100.0%	$445.6	100.0%
Cost of Sales	293.3	66.4%	293.5	65.9%
Gross Margin	148.5	33.6%	152.1	34.1%
Operating Expenses	130.3	29.5%	111.4	25.0%
Restructuring Expenses	0.7	0.2%	−	−
Operating Earnings	17.5	4.0%	40.7	9.1%
Other Expenses, net	4.6	1.0%	5.1	1.1%
Earnings Before Income Taxes	12.9	2.9%	35.6	8.0%
Income Tax Expense	4.5	1.0%	11.9	2.7%
Net Earnings	$8.4	1.9%	$23.7	5.3%
Earnings Per Share - Basic	$0.14		$0.41
Weighted Average Basic Common Shares	58,373,256		58,160,339
Earnings Per Share - Diluted	$0.14		$0.41
Weighted Average Diluted Common Shares	58,718,221		58,387,786

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	December 1, 2012 (26 wks)		December 3, 2011 (27 wks)
Net Sales	$891.5	100.0%	$903.7	100.0%
Cost of Sales	593.3	66.6%	597.3	66.1%
Gross Margin	298.2	33.4%	306.4	33.9%
Operating Expenses	245.2	27.5%	223.9	24.8%
Restructuring Expenses	1.2	0.1%	−	−
Operating Earnings	51.8	5.8%	82.5	9.1%
Other Expenses, net	8.9	1.0%	10.1	1.1%
Earnings Before Income Taxes	42.9	4.8%	72.4	8.0%
Income Tax Expense	14.6	1.6%	24.1	2.7%
Net Earnings	$28.3	3.2%	$48.3	5.3%
Earnings Per Share - Basic	$0.49		$0.83
Weighted Average Basic Common Shares	58,345,979		58,108,349
Earnings Per Share - Diluted	$0.48		$0.83
Weighted Average Diluted Common Shares	58,668,525		58,375,134

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	December 1, 2012	June 2, 2012
Net Earnings	$28.3	$48.3
Cash Flows provided by Operating Activities	47.3	38.7
Cash Flows provided/(used) for Investing Activities	(29.8)	0.9
Cash Flows (used) for Financing Activities	(3.7)	(0.1)
Effect of Exchange Rates	(0.3)	(0.7)
Net Increase in Cash	13.5	38.8
Cash, Beginning of Period	$172.2	$142.2
Cash, End of Period	$185.7	$181.0

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	December 1, 2012	June 2, 2012
Assets
Current Assets
Cash and Cash Equivalents	$185.7	$172.2
Marketable Securities	9.5	9.6
Accounts Receivable, net	169.8	159.7
Inventories, net	69.3	59.3
Prepaid Expenses and Other	53.0	54.5
Total Current Assets	487.3	455.3
Net Property and Equipment	167.1	156.0
Other Assets	227.8	227.8
Total Assets	$882.2	$839.1
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	$114.5	$115.8
Accrued Liabilities	145.3	137.9
Total Current Liabilities	259.8	253.7
Long-term Debt	250.0	250.0
Other Liabilities	86.8	87.1
Total Liabilities	596.6	590.8
Shareholders' Equity	285.6	248.3
Total Liabilities and Shareholders' Equity	$882.2	$839.1